Exhibit 99.1

ANALYSTS INTERNATIONAL

Moderator: Michael LaVelle

07-29-03/9:30 am CT

Confirmation #1598860

ANALYSTS INTERNATIONAL

Moderator: Michael LaVelle

July 29, 2003

9:30 am CT

Operator:	My name is (Christy) and I will be your conference facilitator today.

At this time I would like to welcome everyone to the Analysts International Second Quarter 2003 conference call.

Lines have been place on mute to prevent any background noise.  After the speaker’s remarks there will be a question and answer period.  If you would like to ask a question during this time, simply press star and the number 1 on your telephone keypad.  If you would like to withdraw your question press the pound key.  Thank you.

Mr. LaVelle, you may begin your conference.

Michael LaVelle:	Good morning. Thank you for joining us this morning.

Today, (John Bamberger), Executive Vice President and Chief Operating Officer, and (John Paprocki), Executive Vice President and Chief Financial Officer, are with me to discuss the results of the second quarter ending June 28, 2003.

On today’s call I’ll begin by giving you a brief status of our business.  Then (John Paprocki) will review financial results for the quarter.  After which, (John Bamberger) will discuss current operation.  I will then conclude our formal remarks by providing an outlook for the third quarter of 2003 and beyond and will then take your questions.

The results of the second quarter came in slightly below our April expectations and consistent with our pre-release earlier this month.  Total revenue was below our earlier guidance due to a significant drop in past-through revenues.

As we disclosed in our 2002 10-K, Chevron made a decision to change managed service providers and the transition of billing services occurred in the second quarter.  The new supplier will provide management and administrative services and does not provide staffing.  I’m happy to report we remain a dominant staffing supplier to Chevron and we do not expect the situation to change significantly.

We do expect pass-through revenues to stabilize for the remainder of the year.  However going forward, we will strive to structure our contract so as to not be required to report pass-through revenue whenever possible.

The most recent quarter we won a management service contract with Lexmark that should begin by the fourth quarter.  In this managed service, pass-through revenues - in this managed service engagement, pass-through revenues will not be reported.  Only the billable fees associated with providing the services will be reported.

We provide managed services as a value-added for our staffing business.  Some customers are now requiring that managed service providers not be staffing partners.  When this is the case, we will choose to maintain our staffing relationships.

Despite the revenue shortfall and the small loss for the quarter, I’m happy to report that there are encouraging signs.  As noted in today’s release, direct revenues improved slightly and headcount has been positive since March, reversing an almost three-year trend.  Our solutions business picked up in June and trends that we expect to continue through the balance of the year.

Now, (John Paprocki) will discuss the financial results for the quarter and provide some insights about issues that we see in the balance of the year. (John).

(John Paprocki):	Thank you, (Mike).

Before I begin, I must read our company safe harbor statement, in accordance with the Private Securities Litigation Reform Act of 1995.

This conference call may include forward-looking statements that reflect the company’s current view with respect to future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historic results or those anticipated depending upon a variety of factors, such as change in economic conditions, the state of the IT consulting industry and how affective management is at acquiring, managing and staffing consulting contracts.  For further information, I ask you to refer to the company’s report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Quarterly revenues totaled $83 million and we’re down approximately 4% from last quarter and 25% from the second quarter of 2002.  The principal cause for this decrease was our sub-supplier revenues, down from 50% from last year and 32% from last quarter, a continuing trend over the past several quarters.

As (Mike) has already discussed, our previously disclosed reduction in sub-supplier activity with principally one customer accounted for the majority of this decline.  Additionally, we have continued to experience reductions in our average billing rates per hour in our classic staffing business, approximately 9% thus far this year.

During the quarter just completed, our revenue mix was 55% staffing, 32% solution, and 13% sub-supplier.  By June 28, the end of our second fiscal quarter, our total company staff amounted to slightly over 3000 employees, nearly equal to the amount reported for the first fiscal quarter 2003.  I can share with you that in the second quarter, our employee consultant headcount rose for the first time in over two years.  Approximately 85% of our total staff was involved in consulting activities this quarter, consistent with the last several quarters.

Excluding our sub-supplier activities, our second quarter over all gross margin was 20.6% compared with 21.3% reported last quarter and 21.1% reported in the second quarter of 2002.  We continue to emphasize increased utilization for all our locations.  We’re also monitoring our non-salary expense level to eliminate or defer these costs which do not directly contribute to profitability.

SG&A expenditures for the quarter of $15.1 million represented 18.2% of revenues. These costs were down 1/2 million dollars from the first quarter of

2003, even though it’s a percentage in revenue, they’re reflecting higher due to the drop in revenues from period to period.

Operationally, we posted a quarterly lost of $185,000 compared to a $2,825,000 loss in the second quarter a year ago.  Please remember that the second quarter 2002 results included a loss of $1.9 million on the sale of our corporate headquarters.  Without this impact our present loss of $185,000 compares to a loss in the second quarter 2002 of $965,000 — a significant improvement.

In the second fiscal quarter 2003, we did not record our tax benefits as non-deductible items negate the benefits of our reported operating loss.  Comparing ??bida, this quarter came in at a positive $675,000 and compares to an ??bida loss of $1.5 million for the quarter a year ago.  In total, our second quarter produced a net loss of $168,000 or one cent per share.  This compares to a loss of 13 cents a share in the second quarter 2002.  For the six months of 2003, we have recorded a loss of $484,000 as compares to a $3,878,000 loss before our FAS 142 adjustment and $20,267,000 including the impact of our good will adjustment last year.

While we had hoped to show positive results this quarter, we are pleased that our trend for its profitability is continuing.  On the balance sheet, receivables are $56.9 million are up some $2.4 million from March 29, principally due to the increased volume in our classic or traditional consulting activities.  These sales outstanding for the quarter came in at 58 days, comparable to the levels we have been holding for the last year.

We enter the quarter with no debt — $5 million in cash and investment.  At present we have the ability to borrow up to $26 million under our credit facility if business and working capital needs warranting.  Working capital continue to increase hitting $36.8 million at the end of the quarter up from $36.2 million at the end of - at March 29 and $32.4 million a year ago.  Free cash flow — that is cash flow after paying for fixed asset purchases — amounted to $178,000 for this quarter.

Given our first half results, we still believe strongly in our ability to return to profitability during 2003.  Our guidance for the third fiscal quarter 2003 places revenues approaching $84 or $85 million for the quarter and producing a one cent profit.  Because of the direction of revenues in the first half of 2003 and especially the impact upon our sub-supplier revenues, we are revising our guidance for annual 2003 revenues to approach $350 million.

With that, I’ll return it to (Mike) LaVelle.

Michael LaVelle:	Thank you, (John).

And now our Chief Operating Officer, (John Bamberger) will discuss operations in the first - the second quarter.

(John Bamberger):	Thanks, (Mike).

I’d like to start by reviewing our current business operations.  Our business solutions practice had quarterly revenues of nearly $14 million, or 19% of direct revenues.  This is a decline of approximately $300,000 from first quarter revenues.

Utilization for this business was approximately 81% which is level with the first quarter.  Infrastructure services generated revenues of over $12 million or 17% of our direct revenues.  This is an increase of approximately $2 million from first quarter revenues.  This increase is due to hardware revenue which increased from $2.4 million in the first quarter to $4.7 million in the second quarter.  Average utilization in this area was 84% which is consistent with the first quarter.  These business practices totaled $26 million.  This represents 32% of total second quarter revenues and 36% of our direct revenues.

Technical staffing produced direct quarterly revenues of over $45 million.  This is level with the first quarter.  Staff utilization was approximately 95% which is consistent with the first quarter as well.  This area accounted for 55% of total revenues and 64% of our direct revenues for the quarter.

Our sub-supplier revenues were $11.2 million.  This is a decline of approximately $5.2 million from the first quarter revenues.  These are all pass-through revenues and associated fees which provide minimal profits.  This area represents 13% of our total revenues.

During the second quarter, we continue to pursue our three distinct markets for growth — the Fortune 500s, small and medium sized business and technology and product partners.  This strategy continues to be successful and following are some of the wins as a result of this focus.

In the Fortune 500 market, we placed 34 people at various cabinets within the state government.  The prime vendor these technicians previously worked for opted not to renew their contract with the state.  Accordingly, the technicians had to choose a new prime vendor and they chose Analysts.  They began work on July 1, 2003.

We won three new IT telephony deals at a university, an automotive supplier and a conglomerate.  As discussed earlier this year, this type of service is expanding as it allows an organization’s voice and data requirements to run on one network.  At a computer technology manufacture and service provider, we replaced positions from a competitor for the development of a new tape system.  We are assisting an automotive supplier with their operating system upgrade to Microsoft Windows XP.  We are encouraged by this win as further indication of - that spending on IT is improving.

Our second market is small and medium sized businesses.  Some of our wins in this market include a three-year agreement with a private school to provide laptops and tablets as well as related repair, support and network management services.  A state’s largest online provider of high school and college level curriculum has chosen Analysts to provide help desk support for their students.

And business continuity planning has become a growing service for our small and medium sized business market.  Most companies in this market do not have a plan to deal with unexpected loss of their data, communications, physical assets or workspace.  During the second quarter, we won services at eight different organizations to assist and architect a business continuity plan.  We expect these services to grow.

Our third focus is to partner with hardware and software companies to sell and implement their products.  An example of this focus is our relationship with Microsoft.  During the second quarter Microsoft chose Analysts to assist with (unintelligible) implementation of their SharePoint software at an automotive manufacturer.  This is our first significant engagement with this customer.

At another customer we sold and provided services to install Microsoft’s Great Plains accounting software.  We also partnered with Ziotechs to win the state - the design and implementation services for a storage area network at a state service bureau.

These are just some of the wins this past quarter and I expect them to improve during the second half of the year.  Before I turn the call back to (Mike), I would like to discuss our hiring activity in sales and recruiting in 2003.

While we have made extensive reductions to our cost structure during the past years, we believe that the market for our services is picking up and accordingly we have increased the number of sales reps and recruiters.  During the second quarter we hired 13 new sales reps and 14 new recruiters.  We think these new hires will enhance our future growth and we have already seen that new relationships they bring result in new business.

Now I turn the call back to (Mike) for his concluding remarks.

Michael LaVelle:	Thanks, (John).

In my last two calls, I discussed tactical plans for the year that would tighten our - and refine our operating model.  Focus on driving increased sales through improved sales management and drive higher recruiting productivity using the improved reporting now available through systems installed and deployed in 2002.  Through the first half of this year, we’ve made significant progress in implementing these initiatives.  We are nearing production goals and generating opportunities and have seen significant improvement in recruiting productivity.

During the quarter we added additional sales and recruiting resources and are continuing to expand sales and recruiting capabilities to assure aggressive pursuit of evolving opportunities in a market that we believe is beginning to recover.  At the same time, we are continuing to focus on reducing cost through productivity improvements.

On the strategic front, we have reached tentative agreement with a London-based consulting firm to partner in providing consulting services in Europe.  This alliance along with our Majesco relationship will provide us with the ability to meet our Fortune 500 customer needs around the world.  We have also reached a tentative agreement to acquire Renodis, a Minneapolis-based consulting firm that specializes in the design and implementation of offshore business models.  As you know, we used Renodis to help us identify our offshore partner, Majesco.  Renodis will bring additional consulting capabilities, experience and expertise and give us a leg up in maximizing offshore opportunities.  I can tell you that our offshore pipeline is growing and we are extremely excited about the opportunities ahead of us in this growing market.

Additionally we completed a feasibility study and initial design of an optimized Internet (unintelligible) new generation staffing model.  And we are working with a San Francisco based company that delivers e-procurement solutions to develop this system for implementation in 2004.

Finally, we stated in our last call that we had identified selected channel partners with whom we would be extending our relationship, allowing them to brand and market our product and service offerings in ways that would enhance business opportunities with their current and prospective clients.  I’m happy to report that we have entered into agreements with over 20 of these channel partners and we look forward to the business opportunities that will develop as a result.

With a committed and focus management team, financial strength and a thoroughly studied vision of the opportunities that are ready or will exist in our industry, we remain convinced that we will achieve profitability in 2003.  In achieving our long-term vision of profitable growth, we continue to rely on our dedicated - the dedicated contribution of our employees and management and their commitment to excellence, integrity and innovation.

With this strong and hard-experienced organization, we are confident in our ability to provide the services and solutions excellence our customers deserve and produce results that will reward our shareholders.  We remain optimistic about the improvements in the current IT market and are very excited and enthusiastic about the opportunities ahead.

Thank you for participating in this morning’s call. We’ll now take your questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question please press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Joanne Henry) from Bluefire Research.

Michael LaVelle:	Morning, (Joanne).

(Joanne Henry):

Good morning.  I’d say — just to go into your guidance a little bit more — do I understand that your feeling is that third quarter then will be a little lighter than you had thought but you’re expecting some fairly good sequential growth in Q4?  You’re expecting 85 million for the - Q3 and then 350 still for the year?

(John Bamberger):

(Joanne), we’re anticipating that we’ll hit that $85 million range and we expect that if the growth trend that we’re starting to see develop continues we might see a stronger fourth quarter.  Again fourth quarter in this industry is out a ways yet, so, you know, it’s all speculation at this point.

(Joanne Henry):

I guess I would just ask further.  On fourth quarter, though, last year we saw — in test spending — people had budgets maybe left over held it back.  Is there a sense - I’m getting some stuff that this year we might not see that if there’s budget that people will actually spend that budget?  Are you getting some signs of that or is it really just too early to say because your lead times are shorter now?

(John Paprocki):

(Joanne), this is (John).  It’s pretty premature to say that.  You know, we’ve seen some positive things happen in this quarter and leading into the third, but the fourth quarter is still quite a ways off.

(Joanne Henry):

So, no.  Okay.  Thanks, and then if I could just ask about Renodis.  What’s kind of led to that?  The acquisition plan versus the partnership?  And can you tell us anymore about potential terms on that and what you would look for in that relationship?

Michael LaVelle:

The thing is, (Joanne), as we dealt with Renodis in selecting our partner, we’re very impressed with their expertise and their ability, you know, to know the Indian market place and to know the offshore market place in general and also their ability to put together scenarios for business opportunities.  So I think bringing them into the organization shows our commitment to offshores as primary business for us and brings in the expertise we need to deal, you know, across - around the world and to deal with the companies that we want to grow with.

(Joanne Henry):	Do they have a fairly significant sales force and would your plan be to leave their firm in tact employee-wise?

Michael LaVelle:

We would be looking to leave the firm in tact and we also want to continue Renodis’s consultancy and have them work with other companies in various ways.  We see them as addition to our sales portfolio and we’ve used them so far to help us develop our marketing and sales approach for offshore offerings.

(Joanne Henry):	Okay. About how many employees do they have? I was going to - but I’m not sure. I don’t remember.

Michael LaVelle:	In the area of seven - six, seven employees.

(Joanne Henry):	Okay. Okay. So - and it’s both sales and technical support? Right? Kind of evenly split?

Michael LaVelle:	Yes.

(Joanne Henry):	Okay. All right. (Unintelligible) - excuse me. I’ll get off on what others ask and then maybe come back on a couple of details.

Operator:	Your next question comes from (Ray Catalotti) of Sunham Suite Capitals.

Man:	(Unintelligible).

(Ray Catalotti):

(Unintelligible) Capital.  I was wondering if you’d comment on the 13D filing on your company by (John Morgan) and Winmark and if there’s opportunities there or if there’s any strategic interesting opportunities there?

Michael LaVelle:

Well, you know, we were pleased with (John)’s interest in our company and with the filing and I think that he owns various technology companies and stock in various technologies companies.  And I think there will be opportunities to, you know, to cross out and that type of thing and work together on projects.

(Ray Catalotti):	Thank you.

Operator:	Your next question comes from (Rick D’Auteuil) of Columbia Management.

Michael LaVelle:	Good morning, (Rick).

(Rick D’Auteuil):	Drill down on your Q3 guidance, what are you assuming in pass-through in the 85 number?

(John Paprocki):	We typically don’t disclose our split at this point in time — between our revenues and our pass-throughs.

(Rick D’Auteuil):	Okay. What - is the direction still south on that?

(John Paprocki):	We believe that to be true.

(Rick D’Auteuil):	Okay. Does - at what level do you expect that to, I guess, stabilize or do you really just expect it to run off over a period of time?

(John Paprocki):	I would expect it to run off over some period of time. I’m not sure if there will be a stabilize point.

(Rick D’Auteuil):

So, but the quality, you know, the fact that you’re looking for up say 2 1/2 or so revenues that’s in the face of further declines in pass-through.  So that the directiveness is actually strengthening more than that?

(John Paprocki):	That is correct.

(Rick D’Auteuil):	What is the - I know this quarter had 65 billing days. What does Q3 and Q4 have?

Michael LaVelle:	You have that handy?

(John Paprocki):	Hang on one second. I think we’re at…

I thought they were fairly leveled the rest of the year.  I think we have 64 because this is - this would be a 53 week year for us.  Last year we went to a 4-4-5 accounting period, 13 week accounting period in our quarters and this is the year where we catch up or you know, the number days at the end of the year.

(Rick D’Auteuil):	So 64-64 you think?

(John Paprocki):	It might be 64-65, I believe.

(Rick D’Auteuil):	Okay. That’s all I have for now.

Michael LaVelle:	Thanks, (Rick).

Operator:	Again if you would like to ask a question at this time, please press star 1 on your telephone keypad.

Okay. You have a follow-up question from (Rick D’Auteuil).

(Rick D’Auteuil):	Sorry you guys, I thought I’d - others would be on there so I’d give them a chance.

The direct - the gross margin on the direct business as you pointed out was down sequentially.  Do you feel pressure on billing rates?  You know, what are you seeing, I guess, in trends in that if you look more month to month, is it starting to stabilize?  Are you seeing further degradation?  And what are your thoughts going forward?

Michael LaVelle:

We’re seeing, you know, I believe we’re seeing continued pricing pressure, you know, and it - we expect it to continue to some degree.  We do think that it’s probably slowed some, but the pressure’s still there.  It’s still a price-competitive marketplace.  So it’s probably not as bad as we saw a few months ago, but it’s continued.  And everything we do is pretty price-sensitive.

(Rick D’Auteuil):	Okay. How well are you able to, I guess, pass the pain along?

Michael LaVelle:

Well, as far as price goes, you know, where we have to, you know, if we have a price reduction or something, we do pass it back because, you know, the margins don’t really allow for us not to at this point.  We’ve been able to bring our cost to one that’s probably one of the lowest in the industry or petty close to the lowest in the industry or (unintelligible) the competitors we look at.  And therefore we feel that we can handle the price in pressure better than they can.

What it does do as we are seeing growth and that’s good and - but it takes more.  It takes two to get the benefit of one.  So as far as margins go - bottom line goes we have to see more growth.  But we think we can get more growth because of our cost position and our price position.

(Rick D’Auteuil):	But you’re able to squeeze the - that the pay rate to your employees to somewhat offset? I mean, I…

Michael LaVelle:

No.  We really have to go - we’re really focused on going is that, you know, this market’s going to come back and when it comes back, we want to keep the employees that we have.  So it’s not the place that we looked to - you know, we have to do a good job of bargaining and we have to take reasonable rates.  But it’s not the first place we looked to save.  What we’re looking for is to minimize any cost that we have in the model that aren’t absolutely necessary and to give the consultants as much as we can and bring the profit to the bottom line.

So we don’t want to have the scenario that as soon as business comes back, everybody jumps boat. We’re not going to do that.

(Rick D’Auteuil):	Then, I guess, the follow-up question based on what I heard is gross margin on the direct business is going to continue to go down then, right?

Michael LaVelle:	No, I don’t think so. I think we’re going to continue to hold our cost and reduce our cost and be able to bring more to the bottom line.

(Rick D’Auteuil):	So you see it in the, you know, 20.6 range, I guess?

Michael LaVelle:	Well, I see it moving up. I don’t see it moving up real fast.

(Rick D’Auteuil):	Okay. Thank you.

Operator:	Your next question comes from (Joanne Henry).

(Joanne Henry):

Yes, Michael.  I had meant to ask about Majesco and then was interested in the Renodis acquisition.  Have you had any proposals out with Majesco being part of that bid or could you give us any color on the progress of what’s going maybe with that part of the business?

Michael LaVelle:	Yeah, we do have proposals out with Majesco and we also have quite a few presentations in customer-demos in the pipeline right now that are going on.

(Joanne Henry):	What kind of opportunities are those? What kind of services are you including them in?

Michael LaVelle:	Well, we’re including them in, really in development work in various markets, you know, with our major customers. And it goes everywhere from ERT to manufacturing.

(Joanne Henry):	And are those all competitive bid situations? Are you waiting to hear on those? Do you (unintelligible)?

Michael LaVelle:

There generally competitive and in some cases they’re preemptive on our part where we’ve gone to customers and offered opportunities.  They’ve shown interest and we’ve meddled back to talk to them more.

(Joanne Henry):	Can you give us anymore on the kind of reaction that you’re getting? Is it helpful to come in with this kind of a partner? And what’s the kind of rates you can bring with offshore?

Michael LaVelle:

If it’s being very well-received and in demand and the timing’s very good, everyone’s looking in that direction right now.  So we’ve had very good reception and interest and successful so far in getting the attention of our customers.

(Joanne Henry):	And is it more of a small medium customers or Fortune 500s that you’re aiming with the services or is it really both?

Michael LaVelle:

I think it would be mainly the mid to small marketplace.  Now we’ll go to both and we’ve talked to both and we think there’s opportunities there.  But many of the Fortune 500 companies are already in, you know, already offshore.  They have their own facility.  So we’re trying to open the market to those customers that are just now moving there and probably not as well equipped to do it.

(Joanne Henry):	Okay. Thanks, (Mike).

Michael LaVelle:	Thank you.

Operator:	At this time, there are no further questions.

Michael LaVelle:	Thank you for joining us this morning and I look forward to talking to you next quarter. Thanks a lot. Bye.

Operator:	Thank you. This concludes your conference. You may now disconnect.

END